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Exhibit 99.1

[LONE STAR LOGO]	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6471

LONE STAR TECHNOLOGIES COMPLETES ACQUISITION OF
FRANK'S TUBULAR INTERNATIONAL

        Dallas, TX, June 2, 2003—Lone Star Technologies, Inc. ("Lone Star") (NYSE:LSS) today announced that it has completed the acquisition of Frank's Tubular International for approximately $18.9 million in cash, subject to customary post-closing working capital adjustments. On May 29, 2003, Lone Star announced its intent to purchase the Houston-based provider of high-quality threading and inspection services for approximately $15.2 million in cash and 127,650 shares of Lone Star common stock subject to customary post-closing working capital adjustments. Under the terms of the final purchase agreement, the composition of the consideration was amended such that the full purchase price was paid in cash.

        Lone Star Technologies, Inc is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

        This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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  Exhibit 99.1